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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Delta Apparel, Inc.

We consent to the incorporation by reference in the registration statement no. 333-61190 on Form S-8 of Delta Apparel, Inc., of our reports dated August 4, 2000, relating to the consolidated balance sheet of Delta Apparel, Inc. and subsidiaries as of July 1, 2000, and the related consolidated statements of operations, stockholders' equity/divisional deficit, and cash flows for each of the years in the two-year period ended July 1, 2000, and related schedule, which reports appear or are incorporated by reference in the 2001 annual report on Form 10-K of Delta Apparel, Inc.

                                                      KPMG LLP

Atlanta, Georgia
September 13, 2001